EXHIBIT 10.02

LOAN AGREEMENT

$200,000,000

This LOAN AGREEMENT (this “Agreement”) is made as of June 1, 2010 (the “Effective Date”), between ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company, with principal offices at 1100 Louisiana Street, Suite 1000, Houston, Texas 77002 (“Lender”), and DUNCAN ENERGY PARTNERS L.P., a Delaware limited partnership with principal offices at 1100 Louisiana Street, Suite 1000, Houston, Texas 77002 (“Borrower”).  Each capitalized term used but not otherwise defined in this Agreement shall have the meaning given to such term in Exhibit A hereto.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree as follows:

1. Commitment. Subject to the terms and conditions set forth herein, Lender agrees to make available to Borrower funds in an aggregate maximum outstanding principal amount of $200,000,000 (as such amount may be reduced from time to time pursuant to Section 13, the “Commitment Amount”).

2. Loan. Subject to the provisions of this Agreement, upon the receipt of a Request for Borrowing (as defined in Section 5), Lender agrees to make a revolving loan (the “Loan”) to Borrower in an aggregate maximum outstanding principal amount not to exceed the Commitment Amount. Each amount drawn under the Loan (“Borrowings”), and each repayment of Borrowings, will be in a minimum principal amount of $25,000,000 and in whole increments of $25,000,000 in excess thereof.

3. Repayment of the Loan. Borrower promises to pay the outstanding principal balance of the Loan, together with interest accrued and outstanding thereon and any other sums due hereunder, on the earliest to occur of (a) September 28, 2010 (the “Maturity Date”), (b) the date upon which the maturity of the Loan may have been accelerated pursuant to Section 12, or (c) the date upon which the commitment of Lender hereunder may have been terminated pursuant to Section 13.

4. Early Repayment of the Loan. Borrower will have the option to repay the Loan upon three (3) Business Days prior written notice, in whole or in part (subject to the minimum and incremental principal amounts for repayments, as described in Section 2), on any Business Day. Any repayment of principal must be accompanied by a concurrent payment of any and all accrued and unpaid interest on such principal amount to the date of repayment.  Amounts repaid may be reborrowed in accordance with the terms of this Agreement, until the Maturity Date.

5. Request for Borrowing. On any Business Day including or after the Effective Date, but prior to the Maturity Date, Borrower may request a Borrowing by delivering a written notice to Lender (each, a “Request for Borrowing”), which such notice (a) shall be irrevocable and binding on Borrower, (b) shall state (i) the amount of such requested Borrowing and (ii) the date on which the funds underlying such Borrowing are to be delivered to Borrower, (c) must be received by Lender no later than 9:00 a.m., Houston, Texas time, on the third Business Day immediately preceding the date on which the funds underlying such Borrowing are to be delivered to Borrower, and (d) shall otherwise be in a form acceptable to Lender.

6. Fees.   Borrower agrees to pay Lender all fees as calculated below:

(a) Fee on Undrawn Portion of Commitment Amount. Borrower agrees to pay Lender a fee equal to (i) the amount of any undrawn portion of the Commitment Amount (i.e., the Commitment Amount minus the aggregate principal amount of any and all outstanding Borrowings), multiplied by (ii) 0.375% per annum (on the basis of a 365 day year), for each day commencing on the Effective Date and ending upon the earlier of, and including, the Maturity Date or the date that Lender’s commitment under this Agreement is terminated in accordance with Section 12 or Section 13. Fees payable in accordance with this Section 6 will be due on each Payment Date.

(b) All fees payable herein shall be paid on the dates due, and shall not be refundable under any circumstances.

7. Interest. Borrower shall pay interest on the unpaid principal amount of the Loan outstanding from the Effective Date until the principal amount shall be paid in full, at a rate per annum at all times during each Interest Period equal to the Interest Rate for such Interest Period, payable in arrears on each Payment Date; provided that, in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest payable hereunder shall be calculated on the basis of a year of 360 days.

8. Interest Period. For the purposes of this Agreement, “Interest Period” means (a) the period commencing on the Effective Date and ending on, but not including, July 1, 2010 and (b) thereafter, each subsequent period commencing on the last day of the next preceding Interest Period and ending on, but not including, the first Business Day of the next succeeding calendar month; provided, that, in the case of any Interest Period that commences before the Maturity Date, and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on the Maturity Date.

9. Interest Rate. For the period commencing on the Effective Date and ending on (but not including) July 1, 2010, interest on outstanding Borrowings shall be assessed at a floating rate of interest equivalent to the one-month LIBO Rate plus 2.50% (the “Interest Rate”). The LIBO Rate shall be set for each Interest Period as provided in the definition of the term “LIBO Rate” set forth in Exhibit A hereto.

Notwithstanding the foregoing provisions of this Section 9 or any other provision of this Agreement, interest on the Loan and other amounts due hereunder at any time shall be limited to the highest lawful rate that may be charged under the laws of the State of New York at such time.

10. Borrower’s Representations and Warranties. Borrower represents and warrants to Lender that:

     (a) each of Borrower and its Subsidiaries (i) has been duly formed and is validly existing in good standing under the laws of its jurisdiction of organization and (ii) is qualified to do business as a foreign entity in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would be reasonably expected to have a material adverse effect on Borrower and its Subsidiaries, taken as a whole; and

     (b) this Agreement has been duly authorized, executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by BankruptcyLaws and general principles of equity.

11. Conditions of Lending. The obligation of Lender to fund any Borrowing hereunder is subject to the conditions precedent that, on and as of the date of funding of such Borrowing:

     (a) each of the representations and warranties set forth in Section 10 is true and accurate; and

     (b) no event has occurred and is continuing (or would result from the proposed Borrowing) that constitutes a Default or Event of Default under this Agreement or under the Credit Agreement.

12. Events of Default. If one or more of the following events of default (each an “Event of Default”) shall occur and be continuing:

     (a) Borrower shall default in any payment of principal of the Loan when and as the payment shall become due and payable, or Borrower shall default in any payment of interest as required herein, or in the payment of any fees or other amounts as required herein, when the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;

     (b) Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing of its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;

     (c) a proceeding or case shall be commenced, without the application or consent of Borrower in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as Borrower shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Borrower;

     (d) a Change in Control (as defined in the Credit Agreement) shall occur; or

     (e) any Event of Default (as defined in the Credit Agreement) shall occur;

then (and in each and every such case) Lender, by notice in writing to Borrower, may terminate the commitment of Lender hereunder and/or declare the unpaid balance of the Loan and any other amounts payable hereunder to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 12(b) and Section 12(c) above, the commitments of Lender hereunder shall automatically terminate and the Loan and any other amounts payable hereunder shall forthwith be due and payable.

13. Termination and Reduction of Lender’s Commitment at Election of Borrower.  Upon three Business Days’ prior written notice to Lender, Borrower may at any time terminate, or from time to time reduce, Lender’s commitment to make the Loan under this Agreement; provided, that (a) upon any such termination or reduction, (i) any unpaid balance of the Loan and any other amounts payable hereunder (in the case of a termination) or (ii) any unpaid balance of the Loan in excess of the Commitment Amount, as so reduced (in the case of a reduction), shall become immediately due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and (b) any such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

14. Waivers; Amendments. No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of such right or power. No waiver of any right or power of Lender in this Agreement shall be effective unless given in writing signed by Lender. This Agreement may not be amended or modified except by a writing signed by the parties.

15. Expenses of Enforcement. Borrower shall reimburse Lender on demand for any fees or other expenses of Lender in connection with the enforcement of this Agreement and the collection of the Loan and any other amounts due Lender hereunder. Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loan or any transaction in which any proceeds of all or any part of the Loan made hereunder are applied, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnified Party.

16. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Borrower may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Lender.

17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

18. Headings; Section References. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. Unless otherwise specified, references to Sections in this Agreement are to Sections of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20. Entire Agreement. This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

21. Notices. All notices under this Agreement shall be in writing and mailed, hand delivered or faxed and confirmed to the respective parties as follows:

If to Lender:

Enterprise Products Operating LLC
1100 Louisiana, Suite 1000
Houston, TX 77002
Facsimile:  (713) 381-8200
Attention:  Michael A. Creel, President and Chief Executive Officer

If to Borrower:

Duncan Energy Partners L.P.
1100 Louisiana, Suite 1000
Houston, TX 77002
Facsimile:  (713) 803-1482
Attention :  W. Randall Fowler, President and Chief Executive Officer

Any party hereto may change its address for receipt of communications by giving written notice to the other party in accordance with this Section 21.

22. No Third Party Beneficiaries. The agreement of Lender to make the Loan to Borrower on the terms and conditions set forth in this Agreement is solely for the benefit of Borrower and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

23. Special Exculpation. No claim may be made by Borrower or any other person against Lender, its directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

24. Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

25. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

26. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

27. Non-Recourse to Partners. Lender agrees that in the event of non-performance by Borrower hereunder, including an Event of Default, Lender’s rights to payment under this Agreement are limited to the assets of Borrower, and Lender may not pursue payment from any general partner (including the General Partner) or limited partner of Borrower for any amounts hereunder, even if the assets of Borrower are collectively insufficient to pay all amounts due to Lender under this Agreement.

(Signature Page Follows)

In witness whereof the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

Enterprise Products Operating LLC, as Lender By: Enterprise Products OLPGP, Inc., its managing member
By:	/s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer

Duncan Energy Partners L.P., as Borrower By: DEP Holdings, LLC, its general partner
By:	/s/ W. Randall Fowler
W. Randall Fowler
President and Chief Executive Officer

Signature Page to Loan Agreement

Exhibit A

As used in the Agreement to which this Exhibit A is attached, the following terms have the meanings indicated below.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with an Interest Period, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means the Revolving Credit Agreement, dated as of January 5, 2007, by and among Borrower, the Lenders party thereto, Wachovia Bank, National Association, as administrative agent, issuing bank and swingline lender, The Bank of Nova Scotia and Citibank, N.A., as co-syndication agents, and JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank, as co-documentation agents, as amended and supplemented by the First Amendment to Revolving Credit Agreement, dated as of June 30, 2007 (as such agreement may be further amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“DEP Holdings” means DEP Holdings, LLC, a Delaware limited liability company.

“Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.

“General Partner” means DEP Holdings or any other Person that serves as the general partner of Borrower without causing the occurrence of a Default or an Event of Default.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period, (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Payment Date” means the last day of each Interest Period, commencing July 1, 2010.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Reference Bank” means, at any time, the then-current administrative agent under the Credit Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.

Exhibit B to Loan Agreement, Page 2